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                                                                   EXHIBIT 10.14

                            MASTER SERVICE AGREEMENT
                                  Confidential
                                                     MSA No: WNA-1

This MASTER SERVICE AGREEMENT between the below-named Customer and MFS Datanet, Inc. ("MFSDN") (collectively referred to as the "Parties") establishes the terms and conditions under which MFSDN will provide communications services to Customer.

  Customer: World Net Access, Inc.
  State of Incorporation: Colorado
  Principal Place of Business:                 Address for Notices:
  1999 Broadway, Suite 2100                    1999 Broadway, Suite 2100
  Denver, Colorado 80202                       Denver, Colorado 80202
                                               Attn: John Gainer

  MFSDN: MFS Datanet, Inc.
  State of Incorporation: Delaware
  Principal Place of Business:                 Address for Notices:
  55 S. Market St., Suite 1250                 55 S. Market St., Suite 1250
  San Jose, CA 95113                           San Jose, CA 95113
                                               Attn: Contract Administration

1. The Parties anticipate that Customer may, at Customer's sole discretion, issue one or more Data Service Orders ("Service Orders") describing certain services which Customer desires to purchase from MFSDN, and which set forth the prices, minimum term of service and other service specific details. All Service Orders shall be subject to the terms and conditions of this Master Service Agreement for the duration of the Service Order. If a Service Order is accepted in writing by an authorized representative of MFSDN, it shall supersede any and all prior agreements or understandings with respect to the service described therein, and shall comprise the full and final Agreement of the Parties. No term or condition hereof shall be modified except by written agreement of both Parties and any preprinted terms and conditions which may appear on Customer's order form are expressly rejected and are void. As used in this document, the word "Term" shall mean the total duration of a Service Order and the phrase "Initial Term" shall mean the minimum term of service as specified in a Service Order. The word "Agreement" shall apply to all promises, terms and conditions of the Parties contained in this Master Service Agreement or a Service Order.

2. The Initial Term of this Agreement shall be as set forth in the Service Order placed hereunder and shall extend thereafter until terminated by either Party upon no less than ninety (90) days' prior written notice. However, MFSDN may terminate this Agreement or suspend service hereunder at any time upon: (a) any failure of Customer to pay any undisputed amounts as provided in this Agreement; (b) any breach by Customer of any material provision of this Agreement continuing for thirty (30) days after receipt of notice thereof; (c) any insolvency, bankruptcy, assignment for the benefit of creditors, appointment of a trustee or receiver or similar event with respect to Customer; or (d) any governmental prohibition or required alteration of services to be provided hereunder or any violation of an applicable law, rule or regulation. Any

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termination shall not relieve Customer of its obligation to pay any charges incurred hereunder prior to such termination. The Parties' rights and obligations which by their nature would extend beyond the termination, cancellation or expiration of this Agreement shall survive such termination, cancellation or expiration.

3. Customer is responsible for all Recurring and Non-Recurring Charges from and after the Date of Acceptance. For purposes of this Agreement, the Date of Acceptance is the earlier of 1) date Customer signs a Customer Acceptance
Letter or 2) two (2) business days after MFSDN establishes a connection in which the MFSDN provided service is functioning properly. Recurring Charges will be prorated for the first and last month of the Agreement if service is not provided for a complete month. Proration of monthly charge will be based on number of days connection was available divided by total days in the month. MFSDN's targeted service installation intervals are thirty (30) days after order acceptance for on-net services and forty-five (45) days for off-net services. In the event Customer requests MFSDN to attempt to accelerate the order process to install services more quickly, Customer shall pay an Order Expedite charge of $500. Order Expedite charges will apply to each site ordered for which expedited installation is requested.

4. During the Term Customer shall pay MFSDN for services at the rates set forth in the Service Order. MFSDN shall not increase pricing during the Initial Term, but thereafter MFSDN may increase pricing upon ninety (90) days' written notice. Normal service charges shall be invoiced monthly in advance. All amounts owed by Customer thereunder shall be paid within thirty days after the date of the invoice and MFSDN reserves the right to charge interest on all delinquent payments at an annualized rate of 2 percentage points above the prime rate as announced in the Wall Street Journal from time to time.

5. MFSDN's bill shall separately identify any excise, sales, use, or other taxes applicable to MFSDN's provision of service or equipment to Customer, and all such taxes, however designated (excepting those based on MFSDN's net income), shall be paid by Customer in addition to any other amount owing. MFSDN will not collect any otherwise applicable tax if Customer first provides MFSDN with a valid tax exemption certificate.

6. At Customer's request, MFSDN will respond to Customer's report of service interruption and attempt to resolve all problems of connectivity. MFSDN'S targeted Mean Time to Repair (MTTR) for any major failure or malfunction of the service (defined as any loss of connectivity between two sites) is two (2) hours for On-Net sites. For Off-Net sites, the targeted MTTR is four (4) hours for any MFSDN provided equipment and service and the length of time committed to by the provider for the local loop circuit. MFSDN'S targeted response time for any other defect or non-conformity is within four (4) hours of such request, or such later time as may result from delays requested by CUSTOMER to schedule the remedial activities so as to minimize disruptions to CUSTOMER'S business operations. If it is determined that all facilities, systems and equipment furnished by MFSDN are functioning property, and that the connectivity problem arose from some other cause, MFSDN will recover labor and materials cost for services actually performed at the following rates, which shall be the usual and customary rates for similar services provided by MFSDN to all customers in the same locality.
                 Labor (4 hour Minimum Charge):

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           7 a.m. to 7 p.m. week days/$150.00 per hour per Technician
           All other times: $225 per hour per Technician
           Materials: Cost to MFSDN x 1.15

MFSDN reserves the right to modify the above rates upon ninety (90) days' advance written notice to Customer provided such rates remain MFSDN's usual and customary rates for similar services provided by MFSDN to all customers in the same locality.

7. MFSDN may substitute, change or rearrange any equipment, facility or system used in providing services at any time and from time to time, but shall not thereby alter the technical parameters of the services provided thereunder or cause unreasonable interruption in services being provided to Customer.

8. Customer shall not cause or allow any facility or equipment of MFSDN to be rearranged, moved, removed, disconnected, altered, or repaired without MFSDN's prior written consent, which consent shall not be unreasonably withheld. Customer shall not create or allow any liens or other encumbrances to be placed on any MFSDN equipment facility or system arising from any act, transaction or circumstance relating to Customer. If Customer elects to relocate or otherwise change the place of services after commencement of the installation of facilities, Customer shall pay any disconnection, early cancellation or termination charges reasonably incurred by MFSDN for the original location and installation charges for the new location.

9. MFSDN will grant a credit allowance for service interruption calculated and credited in fifteen (15) minute increments. A service interruption will be deemed to have occurred only if service becomes unusable to Customer as a result of failure of MFSDN's facility, equipment, or personnel used to provide the service in question, and only where the interruption is not the result of:
(i) the negligence or acts of Customer or its agents; (ii) the failure or malfunction of equipment or systems not provided by MFSDN as a component of the service; or (iii) a service interruption caused by scheduled service maintenance, alteration, or implementation of which Customer is Provided at least forty eight (48) hours advance notice. Such credits will be granted only if; (a) Customer affords MFSDN full and free access to Customer's premises to make appropriate repairs, maintenance, testing, etc.; and (b) Customer does not unreasonably continue to use the service on an impaired basis.

For purposes of canceling or terminating a service provided under this Agreement for a MFSDN service interruption, such service interruption must equal either twenty four (24) hours of cumulative service outages during any continuous twelve (12) month period or a single outage of eight (8) hours or more.

The foregoing states Customer's sole remedy for service interruption under the Agreement, and in no event shall MFSDN be liable for harm to business, lost revenues, lost savings, or lost profits suffered by Customer, regardless of the form of action, whether in contract, warranty, strict liability, or tort, including without limitation negligence of any kind, whether active or passive.

10. MFSDN's entire liability for any claim, loss, damage or expense from any cause whatsoever shall in no event exceed sums actually paid to MFSDN by Customer for the specific service

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giving rise to the claim. Notwithstanding the foregoing, neither MFSDN or
Customer shall be liable for any indirect, incidental, consequential, punitive or special damages. No action or proceeding against MFSDN shall be commenced more than one (1) year after service is rendered.

11. There are no warranties, representations or agreements, expressed or implied either in fact or by operation of law, statutory or otherwise, including warranties of merchantability or fitness for a particular purpose, except those expressly set forth herein.

12. In the event that Customer cancels or terminates service at any time during the Initial Tenn of this Agreement or any renewal thereof for any reason whatsoever other than a service interruption (as defined in Paragraph 9 above), Customer agrees to pay MFSDN liquidated damages (which shall not be deemed a penalty) the following sums which shall become due and owing as of the effective date of cancellation or termination and be payable in accordance with Paragraph 3 above: 1) all Non-Recurring charges specified in the Service Order and reasonably expended by MFSDN to establish service to Customer; plus 2) any disconnection, early cancellation or termination charges reasonably incurred by MFSDN; plus 3) an amount equal to the difference between the total charges paid for such service at the rates cited in the Service Order and an amount equal to the charges that would have otherwise been due for that service at the next shortest term of service normally offered by MFSDN and for which Customer would have otherwise qualified, given the actual period of time that Customer has maintained the service.

For example, a service ordered for an Initial Term of twenty four months which is canceled in the fourteenth month would result in charges equal to the difference between the amount paid by Customer for service during the fourteen month effective term of service and MFSDN's standard rates for such services under an agreement with a one year Initial Term. MFSDN offers services under one, three, and five year terms. The minimum term of service offered by MFSDN is one year. Liquidated damages for a termination prior to completion of at least twelve months of service would be the difference between the cumulative amount paid under the Service Order and an amount equal to twelve months of service at the rate applicable to service provided under a one year term of service.

13. Customer shall allow MFSDN continuous access and right-of-way to Customer's premises to the extent reasonably determined by MFSDN to be appropriate to the provision and maintenance of services, equipment, facilities, and systems hereunder. Customer shall furnish MFSDN, at no charge, such equipment space and electrical power as is reasonably determined by MFSDN to be required and suitable to render services hereunder.

14. Customer shall be liable for any damages to MFSDN equipment, facility, and system which is caused by: (a) negligent or willful acts or omissions of Customer; or (b) malfunction or failure of any equipment or facility provided by Customer or its agents, employees or suppliers. Customer is responsible for identifying, monitoring, removing and disposing of any existing hazardous materials (e.g., friable asbestos) prior to any construction or installation work being performed by MFSDN and Customer shall indemnify, defend, and hold MFSDN harmless from any claim, suit, loss, cost, or expense, including fines, abatement charges, legal fees and court costs incurred in connection with hazardous materials on Customer's premises.

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15. Neither Party may assign this Agreement without the express written consent of the other Party, which consent shall not be unreasonable withheld, except that either Party may assign its rights and obligations hereunder (a) to any subsidiary, parent company, or affiliate of that Party; (b) pursuant to any sale or transfer of substantially all of the business of that Party; or (c) pursuant to any financing, merger, or reorganization of that Party.

If, however, any assignment by Customer permitted under the proceeding sentence should cause MFSDN reasonable concern that the assignee possesses insufficient financial resources to perform all the obligations hereunder, the assignee shall be required to deposit with MFSDN an irrevocable unconditional letter of credit, or other acceptable form of security, in an amount sufficient to insure the obligations of the assignee.

16. If any provision of this Agreement is held by a court to be invalid, void or unenforceable, the remainder of this Agreement shall nevertheless remain unimpaired and in effect.

17. No license, joint venture or partnership, express or implied, is granted by MFSDN pursuant to this Agreement.

18. Each Party agrees to maintain in strict confidence all plans, designs, drawings, trade secrets, and other proprietary information of the other Party which is disclosed pursuant to this Agreement. No obligation of confidentiality shall apply to disclosed information which the recipient 1) already possessed without obligation of confidentiality; 2) develops independently; or 3) rightfully receives without obligation of confidentiality from a third party.

19. Neither Party shall be liable for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by an event of Force Majeure, including but not limited to, fire, flood explosion, accident, war, strike, embargo, governmental requirement, civil or military authority, Act of God, inability to secure materials, labor or transportation, acts or omissions of common carrier or warehouseman, or any other causes beyond their reasonable control. Any such delay or failure shall suspend the Agreement until the Force Majeure condition ceases and the Term shall be extended by the length of the suspension.

20. If this Agreement is entered into by more than one Customer, each is jointly and severally liable for all agreements, covenants and obligations herein.

21. This Agreement shall be governed by the laws of the State of California without regard to its choice of law provisions. In any action between the Parties to enforce any material provision of this Agreement, the prevailing Party shall be entitled to recover its legal fees and court costs from the non-prevailing Party in addition to whatever other relief a court may award.

22. Each person executing this Agreement on behalf of MFSDN or Customer represents and warrants that he or she has been fully empowered to do so, and that all necessary corporate actions (if any) required for the execution of agreements have been taken.

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               MFSDN:                                Customer:


By: [ILLEGIBLE]                            By: /s/ DAN E. STROUD
   -----------------------------               --------------------------

Title: Executive Vice President            Title: VP, Network Operations
      --------------------------                 ------------------------

Date: 8/23/96                              Date:  8/9/96
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